Exhibit 99.1

INVO Bioscience Reports Third Quarter 2022 Financial Results

Company to Host Conference Call Today at 4:30pm ET

SARASOTA, Fla., Nov. 14, 2022 /PRNewswire/ — INVO Bioscience, Inc. (Nasdaq: INVO) (“INVO” or the “Company”), a commercial-stage fertility company focused on expanding access to advanced treatment worldwide with its INVOcell® medical device and the intravaginal culture (“IVC”) procedure it enables, today announced financial results for the third quarter ended September 30, 2022 and provided a business update.

Q3 2022 and Recent Operational Highlights

●	Revenue (excluding license revenue) was $235,321 compared to $40,303 in the third quarter of the prior year, an increase of 484% and up 61% sequentially compared to the second quarter of 2022. Including licensing revenue, Q3 2021 revenue was $218,874.
●	Clinic revenue increased to $176,395, or 370%, compared to the same period last year, and was up 57% sequentially compared to Q2 2022. All reported clinic revenue is derived from the Company’s Atlanta, Georgia-based INVO Center which is consolidated in the financial statements.
●	Revenue from clinics, inclusive of both those accounted for as consolidated and under the equity method, was $450,131, an increase of 1,100% compared to last year and up 111% sequentially compared to the second quarter of 2022.
●	Product sales increased to $58,926 during Q3 2022, an increase of 2,012% compared to the same quarter last year and were up 74% sequentially compared to the second quarter of 2022.
●	Gross profit margins were 54% during the third quarter compared to adjusted gross profit margins of 49% in Q3 2021, which exclude the effect of licensing revenue, and 46% in the most recent sequential quarter.
●	INVO Centers in Tampa, Florida, Kansas City, Kansas, and Daly City, California, continue to make progress. Locations and providers have been identified in all three areas, with Tampa and Daly City in the final plan permitting process. We expect Tampa to open in Q1 2023.
●	Updated 510k filed with additional retrospective data to support labeling expansion for 5-day incubation.
●	INVO has completed due diligence on the previously announced fertility clinic acquisition target and is working to finalize definitive agreements.

Management Commentary

“Our three operating INVO Centers made strong progress during the quarter, with revenue from the consolidated and non-consolidated centers combined increasing 1,100% compared to the year ago period and up 111% sequentially,” commented Steve Shum, CEO of INVO. “Furthermore, since we regained full U.S. commercialization rights in February 2022, our year-to-date product sales now include sales to U.S. IVF clinics and increased 74% sequentially during the third quarter. Our multi-channel strategy of supporting, servicing, and expanding across existing IVF clinic networks and building new, dedicated INVO Centers is progressing as planned.”

“As we highlighted in our previous earnings report, we’ve added a third key component to our commercial strategy, which now includes acquisitions of existing IVF centers where we can work with a growing number of like-minded physicians that share INVO’s mission to democratize fertility care by joining forces in expanding access to treatment. We recently signed a non-binding letter for an acquisition target, have completed due diligence for this opportunity and are working to finalize definitive agreements. We look forward to sharing more in the future on this specific opportunity, and our acquisition strategy.”

Financial Results

Revenue for the three months ended September 30, 2022, was $235,321 compared to $218,874 for the three months ended September 30, 2021. In the third quarter of the prior year, the Company had license revenue of $178,571 compared to none during the most recent quarter.

Clinic revenue from the Company’s consolidated INVO Center was $176,395 during the third quarter of 2022 compared to $37,513 for the three months ended September 30, 2021. Gross revenue from all INVO Centers combined was $450,131, an increase of 1,100% compared to the year ago period and up 111% sequentially.

Revenue attributable to INVOcell product sales was $58,926 during the third quarter of 2022 compared to $2,790 in the year ago third quarter.

Gross margins were approximately 46% and 93% for the three months ended September 30, 2022, and 2021, respectively. The decrease in gross margin reflects both the lack of Ferring license revenue in the third quarter of 2022 compared to the same period in 2021, as well as consolidated INVO Center cost of goods sold expenses.

Selling, general and administrative expenses for the three months ended September 30, 2022, were $2.5 million compared to $2.4 million for the three months ended September 30, 2021. The increase of $0.1 million, or 2%, was primarily the result of increased personnel expenses. Non-cash, stock-based compensation expense in the period was $0.5 million, compared to $0.5 million for the same period in the prior year.

R&D expenses were approximately $0.2 million and $0.06 million for the three months ended September 30, 2022, and September 30, 2021, respectively.

Loss from equity method joint ventures for the three months ended September 30, 2022, was $0.02 million compared to $0.1 million for the three months ended September 30, 2021. The decrease in loss is due to an increase in revenue in the equity method JV’s and a decrease in expenses associated with onetime startup costs.

Adjusted EBITDA (see Adjusted EBITDA Table) for the three months ended September 30, 2022, was $(2.0) million, which included $0.2 million loss attributable to our joint ventures, compared to adjusted EBITDA of $(1.6) million for the quarter ended September 30, 2021, which included a $0.3 million loss attributable to our joint ventures.

As of September 30, 2022, the Company had approximately $0.3 million in cash. The Company recently closed on $0.35 million of interim debt funding pursuant to the issuance of demand notes and is continuing its efforts to secure additional funding for the Company.

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. This measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar terms. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

Conference Call Details

INVO has scheduled a conference call for Monday, November 14, 2022, at 4:30 pm ET (1:30 pm PT) to review these results and recent events. Interested parties can access the conference call by dialing (833) 756-0861 or (412) 317-5751, or can listen via a live Internet webcast at https://app.webinar.net/054qlPLlQ9N, or via the Investor Relations section of the Company’s website at https://www.invobio.com/investors. A teleconference replay of the call will be available through November 21, 2022, at (877) 344-7529 or (412) 317-0088, confirmation #3578858. A webcast replay will be available in the Investor Relations section of the Company’s website at https://www.invobio.com/investors for 90 days.

About INVO Bioscience

We are a commercial-stage fertility company dedicated to expanding the assisted reproductive technology (“ART”) marketplace by making fertility care accessible and inclusive to people around the world. Our primary mission is to implement new medical technologies aimed at increasing the availability of affordable, high-quality, patient-centered fertility care. Our flagship product is INVOcell®, a revolutionary medical device that allows fertilization and early embryo development to take place in vivo within the woman’s body. This treatment solution is the world’s first intravaginal culture technique for the incubation of oocytes and sperm during fertilization and early embryo development. This technique, designated as “IVC”, provides patients a more natural, intimate, and more affordable experience in comparison to other ART treatments. We believe the IVC procedure can deliver comparable results at a fraction of the cost of traditional in vitro fertilization (“IVF”) and is a significantly more effective treatment than intrauterine insemination (“IUI”). Our commercialization strategy is focused on the opening of dedicated “INVO Centers” offering the INVOcell® and IVC procedure (with three centers in North America now operational), in addition to continuing to distribute and sell our technology solution into existing fertility clinics. For more information, please visit www.invobio.com.

Safe Harbor Statement

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company invokes the protections of the Private Securities Litigation Reform Act of 1995. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategies, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings at www.sec.gov. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

INVO BIOSCIENCE, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2022	December 31, 2021

ASSETS
Current assets
Cash	$285,697	$5,684,871
Accounts receivable	71,311	50,470
Inventory	280,131	287,773
Prepaid expenses and other current assets	305,151	282,751
Total current assets	942,290	6,305,865
Property and equipment, net	456,352	501,436
Intangible assets, net	132,679	132,093
Lease right of use	1,865,648	2,037,052
Investment in joint ventures	1,281,306	1,489,934
Total assets	$4,678,275	$10,466,380

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$689,558	$443,422
Accrued compensation	643,608	581,689
Deferred revenue, current portion	98,659	5,900
Lease liability, current portion	229,169	221,993
Total current liabilities	1,660,994	1,253,004
Lease liability, net of current portion	1,728,918	1,901,557
Deferred tax liability	1,139	1,139
Total liabilities	3,391,051	3,155,700

Stockholders’ equity
Common Stock, $.0001 par value; 125,000,000 shares authorized; 12,165,964 and 11,929,147 issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	1,217	1,193
Additional paid-in capital	48,302,505	46,200,509
Accumulated deficit	(47,016,498)	(38,891,022)
Total equity	1,287,224	7,310,680

Total liabilities and stockholders’ equity	$4,678,275	$10,466,380

INVO BIOSCIENCE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue:
Product revenue	$58,926	$2,790	$149,453	$538,642
Clinic revenue	176,395	37,513	394,601	37,513
License revenue	-	178,571	-	535,714
Total revenue	235,321	218,874	544,054	1,111,869
Cost of goods sold:
Cost of revenue	97,590	17,987	219,430	90,464
Depreciation	11,526	2,431	32,899	7,294
Total cost of goods sold	109,116	20,418	252,329	97,758
Gross profit	126,205	198,456	291,725	1,014,111
Operating expenses
Selling, general and administrative	2,476,356	2,416,791	7,729,694	6,581,516
Research and development	175,267	55,391	470,208	152,674
Total operating expenses	2,651,623	2,472,182	8,199,902	6,734,190
Loss from operations	(2,525,418)	(2,273,726)	(7,908,177)	(5,720,079)
Other income (expense):
Loss from equity method joint ventures	(21,470)	(113,492)	(210,565)	(113,492)
Other income	-	-	-	159,126
Interest income	34	(843)	307	3,595
Interest expense	(1,761)	(92,544)	(3,319)	(1,078,895)
Foreign currency exchange loss	(1,008)	(721)	(2,922)	(2,213)
Total other income (expense)	(24,205)	(207,600)	(216,499)	(1,031,879)
Loss before income taxes	(2,549,623)	(2,481,326)	(8,124,676)	(6,751,958)
Income Taxes	-		800
Net loss	$(2,549,623)	$(2,481,326)	$(8,125,476)	$(6,751,958)
Net loss attributable to noncontrolling interest	-	(238,543)		(238,543)
Net loss attributable to Invo Bioscience, Inc.	$(2,549,623)	$(2,242,783)	$(8,125,476)	$(6,513,415)

Net loss per common share:
Basic	$(0.21)	$(0.24)	$(0.67)	$(0.66)
Diluted	$(0.21)	$(0.24)	$(0.67)	$(0.66)
Weighted average number of common shares outstanding:
Basic	12,155,655	10,463,981	12,107,124	10,267,495
Diluted	12,155,655	10,463,981	12,107,124	10,267,495

ADJUSTED EBITDA

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2022	2021	2022	2021

Net loss	$(2,549,623)	$(2,242,783)	$(8,125,476)	$(6,513,415)
Other Income	-	-	-	(159,126)
Interest expense	1,727	15,563	3,012	60,341
Foreign currency exchange loss	1,008	721	2,922	2,213
Stock-based compensation	79,479	130,123	524,793	557,331
Stock option expense	426,143	391,194	1,287,427	1,151,800
Non-cash compensation for services	45,000	-	75,000	-
Amortization of debt discount	-	77,824	-	1,014,959
Depreciation and amortization	19,732	17,721	57,361	23,680
Adjusted EBITDA	$(1,976,534)	$(1,609,637)	$(6,174,961)	$(3,862,217)

Loss from equity method JV	$21,470	$113,492	$210,565	$113,492
Loss from consolidated JV (less depreciation)	173,854	223,802	485,378	223,802
Adjusted EBITDA for INVO corporate	$(1,781,210)	$(1,272,343)	$(5,479,018)	$(3,524,923)

INVO Center RESULTS

The following tables summarize the combined financial information of our consolidated and equity method joint venture INVO Centers:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Statements of operations:
Operating revenue	$450,131	$37,513	$1,004,650	$37,513
Operating expenses	(668,803)	(798,330)	(1,957,751)	(798,330)
Net income	$(218,672)	$(760,817)	$(953,101)	$(760,817)

	September 30, 2022	December 31, 2021
Balance sheets:
Current assets	$517,724	$660,877
Long-term assets	2,063,993	2,374,471
Current liabilities	(696,083)	(585,226)
Long-term liabilities	(658,763)	(743,972)
Net assets	$1,226,870	$1,706,150

CONTACT: INVO Bioscience, Steve Shum, CEO, 978-878-9505, sshum@invobio.com; Investor Contact, Lytham Partners, LLC, Robert Blum, 602-889-9700, INVO@lythampartners.com